Exhibit 99.2

The Moderator: Good morning. I will be your conference facilitator today. At this time I would like to welcome you to the Friedman, Billings, Ramsey Group Second Quarter Earnings conference call. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press “star” then the number “one” on your telephone key pad. If you would like to withdraw your question, press “star” and number “two” on your key pad.

Mr. Harrington, you may begin.

Kurt Harrington, Chief Financial Officer: Thank you. Good morning, this is Kurt Harrington, Chief Financial Officer, Friedman, Billings, Ramsey Group. Before we begin this morning’s earnings call, we would like to remind everybody that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group’s Annual Report on Form 10-K and in quarterly reports on Form 10-Q.

I would like to now turn over the call to FBR Group’s Co-Chairmen and Co-Chief Executive Officers, Emanuel Friedman and Eric Billings. Also joining us this morning is Rick Hendrix, our President and Chief Operating Officer.

Emanuel “Manny” Friedman, Co-Chairman and Co-CEO: Thank you, and good morning. Hopefully, you have all had an opportunity to review our earnings press release issued last night. We are pleased with this quarter’s results and would like to add a few thoughts regarding what these results reflect in terms of our current position as a firm.

The second quarter is a clear indication that our strategy over the last year to broaden and grow our businesses continues to be successful. We believe we are positioned well for future growth and profitability, despite the changing interest rate and capital market environments we have been experiencing. Specifically, our investment banking business continues to gain in market presence, as evidenced by the breadth of assignments across our industry verticals and the continuing strength of the backlog. One can see this by the fact that third quarter banking revenues associated solely with transactions scheduled to close through this coming Friday will have exceeded those of the entire second quarter.

As we have proven time and time again, we have a unique ability to execute transactions under varying market conditions, and our principal investing activities and mortgage-backed securities portfolio are well positioned to sustain high-risk adjusted returns in varying interest rate environments.

We declared a regular quarterly dividend of 34 cents per share and a special dividend of 12 cents per share. We intend to continue regular quarterly dividends and to the extent that the REIT earnings exceed the regular dividend amount, will consider declaring a second additional special dividend in December. As we have communicated, net income earned in our broker-dealer businesses will be retained to grow our capital. In addition to the success we had in the operating business, subsequent to the quarter end, we closed a $250 million revolving unsecured line of credit at the end of this month. We will increase the capacity of Georgetown Funding to 12 billion while maintaining its A1-plus/P1 rating from S&P and Moody’s, respectively. This will enable us to rely more on the commercial paper market and further reduce our reliance on our repo counterparties to fund our mortgage-backed securities portfolios.

Now, I would like to hand the call over to Eric Billings, who will discuss our results in more detail and our outlook for the future.

Eric Billings, Co-Chairman and Co-CEO: Thank you, Manny. I want to take a minute to reiterate the principles we follow in running the business, which we view as the foundation that has enabled our outstanding performance records throughout the company, facilitated our growth, and provided the impetus for further profitable expansion. We operate each of our businesses using a disciplined value analysis that allows us to provide value to each of our client constituents. We allocate resources, both capital and human, employing an analysis of risk-weighted return to shareholders.

Inherent in this philosophy is the discipline to operate businesses and evaluate opportunities, regardless of the environment. Frequently, when the environment looks the most difficult for a given opportunity, the risk versus return tradeoff is the most attractive. We see a tremendous opportunity for FBR to execute against this philosophy as we continue to grow our franchise and name recognition, leading to more issuer and client relationships. Aiding in this effort is our marketing efforts and media relationships, the growth of our industry groups and our expanding geographic presence.

Our capital markets business continued to increase in scope, recognition, and revenue base. We believe this growth is due to an ever increasing understanding by the market of our discipline, strong track record, and quality of our execution. Reflecting this growing recognition, investment banking revenues totaled $153 million for the first half of the year versus $52 million in the same period last year. FBR finished the first half of the year as the number sixth rank book running manager of U.S. IPOs and the number 12 ranked book running manager of U.S. public equity offerings. One of our distribution strengths is our ability on a regular basis to distribute institutional 144A common equity offerings. If these offerings were included in these ranks, we believe FBR would have ranked as the number three U.S. IPO lead book running manager and the number 10 lead book running manager of all U.S. public equity transactions.

As we mentioned in our press release, second quarter investment banking revenues were at the lower end of our expectations for quarterly volumes. In modeling our business (this is a model and not a projection) we have developed an expectation that these banking revenues will be between 50 million and 150 million a quarter. While the model continues to reflect the way we look at our business, the nature of the business, and the marketplace make it very difficult to predict or control with any certainty the results on a quarterly basis. This is illustrated by the fact that the third quarter banking revenues associated solely with transactions scheduled to close through this coming Friday will have exceeded those of the entire second quarter. The business, the size, and the nature of the transactions do not lend themselves to falling evenly into short quarterly time frames, as we mentioned many times in the past.

Our backlog of investment banking transactions remains strong and continues to exceed $5 billion. Approximately 75 percent of the backlog is with new client relationships, many of which would have gone to better known competitors in the past. Additionally, we have retained strong relationships with our existing client base which comprises 25 percent of the backlog but which also frequently executes transactions within a quarter which would not be reflected in the backlog.

We understand there is some concern about the effects of rising interest rates on our ability to continue to execute financial services and REIT transactions. We want to assure you that not only are we building our pipeline in these areas, but we are very confident in our ability to execute these transactions. For example, from March 31, 2004, through today, we have executed capital raises totaling over $1.2 billion in these sectors, and are scheduled to close another large transaction this week. Many of our REIT transactions are characterized as having premier management teams in business platforms capable of producing sustainable high risk adjusted returns where investors pay a low book value premium with high dividend yields and invest at a significant discount to intrinsic value. Many of these businesses take little or no interest rate risk in their business models. Instead, the investment return is based on the ability and timing of deploying the capital, the processing within the business or the credit quality of the assets. We evaluate these risks with extensive due diligence and industry experience. This is a formula we believe can be successful in almost any market.

It should be noted that this approach and our capabilities have begun to be reflected more thoroughly across our verticals. During the quarter, we completed 12 lead managed equity capital raises which included two diversified industries, three energy, two financial services, one technology, one insurance, and three real estate transactions. We are currently building on the breadth of our second quarter results and believe we will continue to complete transactions in multiple sectors, even in difficult markets.

In our asset management business, although the second quarter of 2004 was a difficult quarter for many equity funds, FBR generated inflows into its proprietary alternative asset investment vehicles greater than those for the entire prior year. We believe this is a reflection of the long-term track record of these funds.

Turning to our balance sheet businesses, I would like to first address our mortgage-backed securities strategy. Preservation of capital is still our guiding principle, which for us means a low leverage, low duration, agency-backed security portfolio, avoiding credit risk and minimizing interest rate risk. This approach means that we focus heavily on maintaining significant liquidity to be able to finance our portfolio through all market environments.

Our positioning with regard to our funding sources and the short nature of our assets make us optimistic about the full year of 2004, but it is important to note that we manage this portfolio with a neutral interest rate bias and reemphasize that we feel our strategy will perform well in many different environments. The second quarter environment for our mortgage-backed security portfolio was characterized by significantly higher prepayments resulting from falling interest rates in the first quarter. These higher prepayments resulted in yields falling during the second quarter, due to increased premium amortization. During this quarter, our mortgage-backed security portfolio generated a spread at 1.91 percent, allowing us to continue to generate a run on equity of approximately 21 percent during the quarter. As rates rose in the second quarter, however, prepayment activity slowed, which we anticipate will lead to lower CPRs and a stabilization of yields in the third quarter.

Our long-term principal investments, including our merchant banking, fund-related, and other long-term investments in the REIT, and long-term investments in our taxable subsidiaries, returned outstanding results in the second quarter. Net gains for the quarter equaled approximately $28.8 million. In addition, at June 30, 2004, the merchant banking portfolio had unrealized gains of $37 million. At the end of the quarter, 46 percent of our merchant banking investments were 144A equity securities which we hold at cost. As we have told many of you, we measure every merchant banking investment continuously against the returns we achieve in the mortgage backed securities portfolio on risk adjusted basis. Thus, we expect the long term performance of this portfolio to exceed returns in the mortgage-backed securities strategy. This has held true in the past, with the merchant banking portfolio achieving a 30 percent unleveraged IRR since inception, although realized results will vary from quarter to quarter.

As you can see, the second quarter was a continuation of the strategies we have focused on since the merger. We continue to strive to apply our investment discipline to all of our business lines, and with that discipline grow our platform into new sectors and products. While we have pointed out that our investment banking revenues, mortgage-backed security spreads, and other specific pieces of our business can be subject to short-term volatility either above or below models as we have talked about in the past, our base model has not changed.

During the first half of the year, we earned a $1.01 per share and paid $.80 per share in dividends. Our book value per share at December 31, 2003, excluding the OCI, equaled $9.04; thus, during the period we earned approximately a 22 percent annualized return on equity which total comprised of 18 percent paid out in dividends and approximately 4 percent or 21 cents per share, which was added to book value.

Thank you, and at this time we would like to open up it up for questions.

The Moderator: At this time, I want to remind everyone in order to ask a question, please press star and number one on the telephone key pad.

The first question is from Mark Patterson from NWQ Investment Management.

Mark Patterson, NWQ: I want to ask a couple of questions regarding the MBS portfolio. The heavy amortization that everybody saw this quarter, I think last quarter you said it was 16 million was the prepayment premium amortization. Do you have a number for this quarter?

Rick Hendrix, Co-President and Chief Operating Officer: It was less than that this quarter. The total amortization in the second quarter was about $28 million.

Mark Patterson, NWQ: Okay. So, higher this quarter. It was 16 last quarter, if that’s correct.

Rick Hendrix, Co-President and Chief Operating Officer: Yes. I thought you were talking about the merger amortization.

Mark Patterson, NWQ: $28 million, that’s almost a hundred basis points.

Rick Hendrix, Co-President and Chief Operating Officer: That’s right. We had coupon around 390 in the portfolio and reported yield of about 316.

Mark Patterson, NWQ: Okay. And then the unrealized gain piece at 37 million — I’m curious about the breakout of the other comprehensive income and how much of that is MBS portfolio and how much of that — so 37 million is the merchant gains and the rest would be related to the MBS portfolio?

Rick Hendrix, Co-President and Chief Operating Officer: Roughly. There are a number of small pieces in that number, but we had a negative OCI in the MBS portfolio around 150 million around the end of the quarter, we had positive 37 in the merchant banking portfolio and some other pieces related to swaps and so forth to get to you the 118.

Mark Patterson, NWQ: Okay. One other question. On the net investment income in principal investing, you changed kind of how you detailed that out on the income statement. How much of that 28.8 million is REIT-related and how much is taxable REIT subsidiary?

Rick Hendrix, Co-President and Chief Operating Officer: It’s about 34 million, or more than the 28, is REIT-related.

Mark Patterson, NWQ: I think as tough as these quarters are — we’ve seen it with the peer REITs and peer brokerage, as well — this is exactly the kind of quarter you guys need to show exactly the value of the model. From the low rate cost and heavy prepaid Q2 and jobs for March all sent the bond managers scurrying much throughout the quarter and hurt the book value. You are one of the few people that could get any deals done, and the markets kind of reacted to your stock over the quarter, as if your earnings power is half of what it is, so I think you guys have gone done a great job.

Eric Billings, Co-Chairman and Co-CEO: We couldn’t agree with you more, and we appreciate you saying it.

Mark Patterson, NWQ: Thanks a lot.

Peter Park, Park West Asset Management: Most of what I was going to ask was just answered, but would you tell me between March and June the change in OCI looks to be about 270. How much is MBS and how much is everything else again?

Rick Hendrix, Co-President and Chief Operating Officer: Sure. There is negative OCI at the end of the quarter in MBS of 150, versus the first quarter of around $40 million. So 200 million is related to the MBS, and the remainder is related to merchant banking, although some of the difference is a reduction that comes from the fact we took gains during the quarter and not change in valuation of those securities.

Peter Park, Park West Asset Management: So, the mortgage backed was 200 million, and 70 comes from the merchant banking portfolio?

Rick Hendrix, Co-President and Chief Operating Officer: That’s roughly correct.

Peter Park, Park West Asset Management: What’s the book value of the MBS portfolio and merchant banking portfolio as of June 30?

Rick Hendrix, Co-President and Chief Operating Officer: We don’t break out book value based on just those portfolios, so book value for the company as disclosed is around $8.59.

Eric Billings, Co-Chairman and Co-CEO: But almost all of the capital in the company is allocated in the REIT, in the spread based and merchant banking or alternate investments area. The total equity allocated to the broker-dealer continues to be less than $75 million, so virtually all of the capital and therefore most of the, quote, book value, is ascribed to the totality of those areas.

Is that clear for you?

Peter Park, Park West Asset Management: Yes, it is. But aside from—how much capital is allocated to the areas outside of your MBS portfolio and merchant banking portfolio?

Rick Hendrix, Co-President and Chief Operating Officer: Very little.

Eric Billings, Co-Chairman and Co-CEO: In the broker-dealer, we will give you a general answer to this, Peter. There is less than 75 million currently in the broker-dealer. There are alternate investments which includes our hedge funds, et cetera, which have approximately a hundred million, and may range 25 million in any given quarter, but—so, approximately 90 percent of the capital is in the merchant banking and the REIT-spread-based MBS business model.

Peter Park, Park West Asset Management: That sounds like the banking side has a lot of momentum. Good luck.

Rick Hendrix, Co-President and Chief Operating Officer: Thanks very much, Peter.

The Moderator: Next question comes from John Race.

John Race, DePrince, Race & Zolo: Good morning, gentleman. Good quarter, all things considered. I wanted to ask you, with regard to the last two-thirds of this quarter, you made a comment that your investment banking revenues have already exceeded what you did in the second quarter. What would you say would be a range for the next two months and do you feel comfortable with the fourth quarter?

Emanuel “Manny” Friedman, Co-Chairman and Co-CEO: We don’t give you those exact estimates. We are comfortable with what we said previously in some of our models, that banking revenues for the year would be 400 million on our model.

Eric Billings, Co-Chairman and Co-CEO: Yes. John, I think the key is by giving you the backlog, by trying to give people the very, very important information as it relates to not only the existing client base that we have, but every quarter that goes by now we are adding to that client base, and that is very important in terms of the ability, the predictability, and almost not geometric, but you see the duality of the growth character that brings to the platform. That means not only as we add new clients, we have an existing base which we are constantly doing transactions for during any given quarter, and that’s one of the important reasons why we have such increased confidence in our ability to continue to do things we have done.

The other things that are starting to become more clear, John, as you probably know, not only are the clients we are dealing with increasingly the highest profile companies, in some cases, that exist in these industries, and that is continued indication of the fact that the corporate market is starting for the first time to become absolutely aware of what we are and our real capabilities, and the fact that our capability from a distribution perspective, in our judgment, is the best that exists in the U.S. capital markets. And to the degree it becomes more and more clear and more corporate clients become increasingly aware of that, it means our ability to continue to grow our business significantly should only be increased, and those are the things that we are seeing in all of these different quarters, and I think it’s probably the most important aspect of focusing on these vis-a-vis our platform.

John Race, DePrince, Race & Zolo: Thank you, guys.

The Moderator: Your next question comes from Steve Emerson of Emerson Investment Group.

Steve Emerson, Emerson Investment Group: I, again like the others on this call, congratulate you for steering this company aggressively through tough waters.

What I would like to ask you is, since the end of the quarter, perhaps you could give an idea of what your spread run rate in the REIT would have improved to as well as possibly what your pro forma book value would have improved to either currently or since end of the quarter.

Eric Billings, Co-Chairman and Co-CEO: Steve, we try not to get into that sort of inter-quarter discussion on those points. I think certain things, though, I think we are pretty clear on what’s going on in our banking platform and other parts of the capital markets part of our business. From the spread-based business, you do have countervailing activities. We should, because of the CPR slowdown and refinancing, see, as we said, yields stabilizing. You do have on the other side, though, some marginal increase in funding, so, during the course of this quarter it will remain to be seen what the exact effect was, whether it would be negative or positive. It will be marginal.

But again, I would reiterate that it’s very important that people recognize that, fundamentally all things being equal, when rates start to rise, this tends to have a positive effect on our spread-based portfolio. Now, there are lags, and it can bounce around at the margin any given quarter, but there are powerful factors, slowing CPRs which result from slower refinancing rates in our amortization of premiums tends to be done on a longer period of time, number one. Number two, you do then have coupons that contractually adjust up over the course of time. And thirdly, of course, with refinancing activities, we take that cash in, and we put it back out at the new market rates which by definition are higher.

So, we have very powerful effects that tend to drive rates higher, then at the same time simultaneously the cost of funding could be going up as fast as the Fed raising rates.

So, these tend to mitigate themselves or have a positive effect, but it takes time, and there are lags, and we are very comfortable with where we are now and over the course of time at margin you should tend to see it trend higher.

Steve Emerson, Emerson Investment Group: Thank you very much, and again congratulations.

The Moderator: Next question comes from Mark Alpert.

Mark Alpert, Centurion: Couple of questions. Number one, given the portfolio, the MBS portfolio is largely, all at adjustable rate, I guess I was a little surprised that the prepayment rate was so high, number one; and number two, that there was such a large swing in the OCI. So, I was wondering if you could correct my misperception.

Rick Hendrix, Co-President and Chief Operating Officer: I think your perception of the portfolio of all adjustable rate is correct. We do have a very low duration as a result, duration at the end of the quarter was 1.36, but you have fairly significant move in rates during the quarter, so even with a low duration, you got a fairly big change in the value of the portfolio.

Now, because the assets are so short, we have always said don’t focus a lot on any negative or positive market in the MBS because we are getting a lot of cash flow back on a regular basis which shows up in the form you pointed out of CPRs. Average one month CPR was in the low thirties. It’s high, but it’s nowhere near as high as you would see in fixed-rate securities.

Mark Alpert, Centurion: Is there a way to tell on the quarterly press release how much earnings were generated in the quarter from the taxable REIT subsidiary versus the REIT?

Rick Hendrix, Co-President and Chief Operating Officer: There is not a way in the press release to tie up exactly to what is in the tax subsidiary and what is in the REIT.

Eric Billings, Co-Chairman and Co-CEO: But it’s a generalization. Let me say we did about 90 million in our capital market platforms from a revenue perspective. We made clear that we would model a break-even for something in the vicinity of 185 which would mean that from a modeling perspective, about 45 or so million of cost on a normalized quantity basis, which means you have resulting something in the vicinity of 45 million, 40 to 45 million of operating pre-tax profitability from the TRSs. From the quarter, things will bounce around and so on and so forth, but from a model perspective, that should give you a good comfort level on the kind of activity and profitability we would have had, given that kind of from a revenue base.

Peter Park, Park West Asset Management: One of the tax rates fell from 14 percent in the first quarter to 1 percent in the second quarter which would suggest to me that most of the earnings came from the REIT versus the broker.

Kurt Harrington, Chief Financial Officer: On a year-to-date basis, as Eric said, there was about 40 million, and we provide taxes of 39 to 40 percent, which equal the 16 million tax provision. So, you’re right, in the second quarter we still provide taxes at that rate, and it’s a function of the mix of the pre-tax earnings from the REIT versus the taxable part of the business.

Peter Park, Park West Asset Management: It sounds to me like most of the earnings came from the REIT versus the broker-dealer in the second quarter, or is that not correct?

Eric Billings, Co-Chairman and Co-CEO: You can see the proportionality. It’s fairly clear in the second quarter where you have 90 million if revenues, there will be a higher percent that will come from the REIT than the merchant banking activity just as the inverse when we have a quarter where we do 150 million it will tend to be more disproportional the other way.

Peter Park, Park West Asset Management: The mortgage-backed securities earnings probably were significantly less than the first quarter, maybe, as well. I assume they are positive, but most of the earnings in the REIT came from—I’m trying to break out the pieces, so most of the earnings in the REIT probably came from the merchant bank.

Rick Hendrix, Co-President and Chief Operating Officer: That’s not the case.

Peter Park, Park West Asset Management: Okay. And there is no way I could tell that.

Eric Billings, Co-Chairman and Co-CEO: Just apply 190 spread to the portfolio size on the quarterly basis and you will get to the profitability less some expenses from the spread-based business. The gain side of the merchant banking we broke it out, and you will get the total and we have given you a ballpark on the capital market, and you will get to the total.

Peter Park, Park West Asset Management: Thank you.

The Moderator: Richard Herr of KBW.

Richard Herr, KBW: A couple of questions to start off with on the broker. Just in terms of the getting to the close by August 6, it looks to me you had done about 150 deals. Do you know which deal or deals are expected to close at the end of the week?

Emanuel “Manny” Friedman, Co-Chairman and Co-CEO: We don’t comment on which specific deals we will close this week.

Richard Herr, KBW: Fair enough.

Just in terms of the investment banking line item, from what I could estimate, your activity was pretty strong in Q2, obviously not as strong as Q1, but your banking revenues dropped off disproportionately. Were any of your M&A transaction less profitable than prior transactions?

Eric Billings, Co-Chairman and Co-CEO: From a broad generalization, no. It’s strictly volume, and as we have said, I think you know, Richard, it’s completely unpredictable as it relates to interquarter periods, and if you look at the revenues of our company going back for years, it’s completely business as normal, and it’s obviously reflective of the fact that, for instance, in the first four or five weeks of this third quarter, business has been very, very strong, and continues to be.

So, these things are just not predictable and really need to be looked at over reasonable periods of time, really, 12 months, but six months at least.

Emanuel “Manny” Friedman, Co-Chairman and Co-CEO: In the second quarter we did have one capital market deal that would have been a large fee that turned out to be M&A transaction where there was a substantial fee but much less than the capital markets fee would have been.

Richard Herr, KBW: Could you comment about hedging of portfolio you actually left Q1 you were hedging give 55 percent of your total funding. Did that change at all?

Rick Hendrix, Co-President and Chief Operating Officer: The total dollars have not been changed but the percentage is down closer to 50 percent, but we still have approximately $5 billion in slot funding as of June 30th maturity run 200 days.

Richard Herr, KBW: Could you talk at all, obviously you took advantage of some of the higher yields this quarter. Could you talk about it in gross terms of what the new assets were?

Rick Hendrix, Co-President and Chief Operating Officer: We have not changed the mix of the portfolio. We have a very low percentage of our assets that are anything longer than 3 years, so those purchased during the quarter were 1-1s and 3-1s, and that was skewed more towards 3-1s, which was what our primary product of the portfolio has been.

Eric Billings, Co-Chairman and Co-CEO: We have over 85 percent of the portfolio is three year or shorter, and nothing is longer than five years.

Richard Herr, KBW: Sure. I guess that leads me to the effective duration. I think as we left Q1 it was 1.13. During the quarter we had conversation, maybe on the conference call about discussion of dropping closer to one. Were you surprised at all of the effect every duration going up to 1.36 and expect it to go up further?

Rick Hendrix, Co-President and Chief Operating Officer: We are surprised it didn’t go out further in the quarter. The two-year was up over 100 basis points, or 168 during the quarter, which I think a lot of models would suggest would extend the duration more than it did. We were surprised with the duration of the portfolio in terms of price sensitivity and spreads, frankly, because while the CPRs were high, they were not as near as high as we would have seen with longer dated products.

Richard Herr, KBW: Maybe you can give us, maybe you can’t, but do you see that going out further from 1.36 going higher?

Rick Hendrix, Co-President and Chief Operating Officer: It’s a function of two things. It’s a function of what continuing prepayment activity we are going to get and function of rates from here. So, it definitely could go higher if we get a significant rate move. We are not anticipating.

Eric Billings, Co-Chairman and Co-CEO: We don’t project rates, Richard. We are completely neutral. We are agnostic. We try to run the business so that it is essentially immaterial to us, so people should make their own judgments. It’s pretty clear. If rates go higher, then refinance activity will probably slow and prepayments resulting from that will be less, and CPRs will reflect it. And the inverse is also true. But all of this, again, is1 at the margin, and over the course of time, any kind of appropriate time frame is fairly immaterial.

Richard Herr, KBW: One last question. Thanks for your time, guys. The discussion about the mix shift from repos to Georgetown Funding. Should we assume some similar funding costs under the Georgetown structure?

Rick Hendrix, Co-President and Chief Operating Officer: Yes, on any given day it may be two or three better, two to three more, depending how aggressive the repo lender might be.

The Moderator: Next question comes from Ariel Warszawski.

Ariel Warszawski, Elm Ridge Management: Hey, guys. Nice quarter. I was confused about the tax rate. Could you go over again why you didn’t pay any taxes this quarter?

Kurt Harrington, Chief Financial Officer: We did provide taxes on the taxable part of the business, and so the effective rate is a percentage of total pre-tax revenue is based on just the tax provision on the taxable part of the business, so it’s just a mix of the pre-tax profits that drives the effective rate for the total amount.

Ariel Warszawski, Elm Ridge Management: So you had $1.5 million of TRS profits taxed at 40% —- that’s effectively 900,000 in taxes; is that right?

Emanuel “Manny” Friedman, Co-Chairman and Co-CEO: If in the first quarter you were at one run rate and if you dropped in the second quarter to much lower rate, there would be a catch-up.

Ariel Warszawski, Elm Ridge Management: What was your—did TRS make money, not money make money? Did you pay 40 percent taxes on the money you made on the TRS this quarter? Can you clarify that.

Kurt Harrington, Chief Financial Officer: On a year-to-date basis, $16 million of taxes on $40 million of pre-tax profits. In the second quarter it would be a lower number, it would be more in the low 2 to 3 million, but 40 percent would give you the tax rate that’s on the financial statements.

Ariel Warszawski, Elm Ridge Management: So, it’s close. Then what happened in the TRS? Did your expenses go up a lot?

Rick Hendrix, Co-President and Chief Operating Officer: No, in the TRS we made money in the capital markets businesses, but we had mark-to-market losses on certain securities that we hold, warrants in particular that we received in certain banking transactions, and some of our hedge funds underperformed in the second quarter as well, and that is where we hold some of those investments, so we had operating profitability in the capital market business that was offset to some degree by marks and reductions in values, for or on some of investments that are held in TRS.

Ariel Warszawski, Elm Ridge Management: That was around the 6 million loss that you talked about?

Rick Hendrix, Co-President and Chief Operating Officer: That 6 million was part of it.

Ariel Warszawski, Elm Ridge Management: Was it more than that?

Rick Hendrix, Co-President and Chief Operating Officer: Yes.

Ariel Warszawski, Elm Ridge Management: What you did last quarter, you put this 28 million gain you told us about this quarter and lumped, last quarter you gave $13 million disclosure for merchant banking and then a couple of other disclosures from two others?

Rick Hendrix, Co-President and Chief Operating Officer: We had.

Eric Billings, Co-Chairman and Co-CEO: We had gross gains of 40 million and net gains of 28, 29 million, so we took in the securities we received in certain banking transactions and marked in the alternate asset vehicles.

Ariel Warszawski, Elm Ridge Management: Perfect. Then the reason that your total merchant banking assets went down so much is because that’s how much you had to sell/mark? You lost about 120 million of merchant banking assets?

Eric Billings, Co-Chairman and Co-CEO: It was about 80 million total assets, and that includes the marks from the alternate assets. So, Ariel, very specifically, as we do usually in the quarter, we take some gains. As you know, it will not be predictable, and we measure the gains we take, as you know, against the spread-based business. If we believe that on any future fourth quarter basis we cannot achieve — in the next four quarter rolling basis — on any of our given investments, at least a 30 percent return, in our opinion, then we will sell that investment and reallocate the capital to our spread-based business, or to the higher and better alternatives. So, you will see that activity, as you know, on an ongoing basis, and this past quarter we did sell some of our investments as is typical, and that results in a reduction in the value of the portfolio, plus the mark in the alternate assets results in a total reduction of about $80 million, and most of that would have been the sale of securities reallocating that capital.

Ariel Warszawski, Elm Ridge Management: I’m saying you had 410 last quarter.

Rick Hendrix, Co-President and Chief Operating Officer: Those are long-term investments. If you look specifically at merchant banking, we were down 90 million on balance sheet basis, about 75 million of that was sold, 15 million of that in valuation change and 75 million in securities that were sold generated a gain of about 40 million.

Ariel Warszawski, Elm Ridge Management: All right. Last question on that topic—I appreciate your time, guys—the merchant banking, if I just look at your disclosure, the merchant banking assets you hold in the REIT is the one called held in merchant banking portfolio, or it’s all of the 293?

Rick Hendrix, Co-President and Chief Operating Officer: All of the merchant banking assets are held at the REIT, but within your 290 number there are some assets that are REIT and some that are TRS.

Ariel Warszawski, Elm Ridge Management: So, the 221 is at the REIT?

Rick Hendrix, Co-President and Chief Operating Officer: You got the merchant banking assets, yes, 221 is at the REIT.

Ariel Warszawski, Elm Ridge Management: The others are not at the REIT?

Rick Hendrix, Co-President and Chief Operating Officer: Some of them are not.

Eric Billings, Co-Chairman and Co-CEO: Some are REIT qualifying, Ariel, and some are not.

Ariel Warszawski, Elm Ridge Management: I’m cool with that. Are you putting any leverage on that?

Rick Hendrix, Co-President and Chief Operating Officer: No, we do not leverage anything other than the MBS.

Ariel Warszawski, Elm Ridge Management: I think whatever equity you’ve got in the REIT I should take out one for one the merchant banking and that’s your leverage in the REIT, the net effect?

Rick Hendrix, Co-President and Chief Operating Officer: That sounds right. I will have to take a look at it.

Ariel Warszawski, Elm Ridge Management: I will talk to you guys about it off-line.

Eric Billings, Co-Chairman and Co-CEO: We are going in that area.

The Moderator: Next question comes from Joe Steven from Stifel Nicholas.

Joe Steven, Stifel Nicholas: First of all, good quarter. Most of my questions have been answered, but I have two that are left. Number one, what is the duration of your funding in the REIT? Because you think your cost of funds is 126, including the hedge, so could you tell us what your duration is there. Number one. And number two is, looking at leverage currently going forward, any changes in your thoughts or sort of what type of leverage you are going to use on the MBS portfolio? Thanks guys.

Rick Hendrix, Co-President and Chief Operating Officer: Weighted average funding in the MBS portfolio is around four months or 125 days, from leverage standpoint we haven’t changed our view and talked about running six to 11 times, and we are still talking about running that today.

The Moderator: The next caller is Mark Alpert from Centurion.

Mark Alpert, Centurion: Was all of the spread compression on the MBS portfolio due to the accelerated amortization, or is there a way to break out the difference?

Rick Hendrix, Co-President and Chief Operating Officer: It would fall from accelerated amortization. Our funding was down a couple of basis points, and our yield was down about 15 basis points because of that.

The Moderator: At this time, there are no further questions. There are any closing remarks?

Emanuel “Manny” Friedman, Co-Chairman and Co-CEO: We appreciate it very much, and look forward to the next quarter. Thank you everybody.

The Moderator: This concludes the earnings call. You may disconnect.